Filed pursuant to Rule 424(b)(7)

Registration No. 333-135991

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock of Constellation Energy Group, Inc., without par value	19,897,322 shares	$536,929,234	$21,102

(1)	Estimated solely for the purpose of computing the registration fee.
(2)	Pursuant to Rules 457(r) and 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and registration fee for up to 19,897,322 shares of common stock of Constellation Energy Group, Inc. to be offered by the selling stockholder from time to time at indeterminate prices are computed on the basis of the average high and low prices of Constellation Energy Group, Inc.’s common stock, as reported on the New York Stock Exchange, on December 12, 2008.
(3)	This filing fee will be offset against the $94,766 remaining balance from the registration fee that had already been paid with respect to $2,000,000,000 aggregate initial offering price of securities that were previously registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-102723) filed by Constellation Energy Group Inc. on January 24, 2003 and carried forward to Registration Statement on Form S-3ASR (Registration No. 333-135991 and 333-135991-01) filed by Constellation Energy Group, Inc on July 24, 2006, and were not issued or sold thereunder. No additional registration fee has been paid with respect to this offering. In accordance with Rules 456(b) and 457(r), $73,664 of the $112,451 previously paid with respect to Registration Statement No. 333-102723 as described above will remain available for future registration fees. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement Nos. 333-135991 and 333-135991-01.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 24, 2006)

19,897,322 Shares of Common Stock of

Constellation Energy Group, Inc.

The shares of common stock described in this prospectus supplement are being offered for sale from time to time by the selling stockholder named herein who acquired the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock by Constellation Energy in a private placement in September 2008 in reliance on exemptions from registration under the Securities Act of 1933, as amended. We are registering the offer and sale of 19,897,322 shares of common stock deliverable upon conversion of the Series A Convertible Preferred Stock to satisfy registration rights we have granted to the selling stockholder pursuant to the investor rights agreement, dated as of September 19, 2008, by and between Constellation Energy and MidAmerican Energy Holdings Company. MidAmerican Energy Holdings Company is the direct parent entity of the selling stockholder. The selling stockholder will receive all of the proceeds from any sales. We will not receive any of the proceeds.

The selling stockholder may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares of common stock.

The selling stockholder will pay all brokerage fees and commissions. We are paying expenses relating to the registration of the shares of common stock with the Securities and Exchange Commission.

Our common stock is listed on the New York Stock Exchange under the symbol “CEG”. On December 16, 2008, the last reported sale price for our common stock on the New York Stock Exchange was $28.74 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 17, 2008

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (1) this prospectus supplement, which describes the terms of the current offering by the selling stockholder, and (2) the accompanying prospectus, which provides general information about the disposition of our common stock, some of which may not apply to the shares being currently offered or sold by the selling stockholder. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

At varying places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of the documents for additional information by indicating the caption heading of the other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the Table of Contents on the preceding page. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

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SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein carefully, especially the risks of investing in shares of our common stock described in our Annual Report on Form 10-K for Constellation Energy’s fiscal year ended December 31, 2007 and our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement.

Constellation Energy Group, Inc.

Constellation Energy is an energy company which includes a merchant energy business and Baltimore Gas and Electric Company, or BGE, a regulated electric and gas public utility in central Maryland. Constellation Energy was incorporated in Maryland on September 25, 1995. On April 30, 1999, Constellation Energy became the holding company for BGE and its subsidiaries. As used in this “Summary” section, the terms “Constellation Energy,” “we,” “us,” “our” or “the Company,” refer to Constellation Energy Group, Inc, and not to any of its subsidiaries.

Constellation Energy’s merchant energy business is a competitive provider of energy solutions for a variety of customers. It has electric generation assets located in various regions of the United States and provides energy solutions to meet customers’ needs. Constellation Energy’s merchant energy business focuses on serving the full energy and capacity requirements (load-serving) of, and providing other energy products and risk management services for, various customers.

Constellation Energy’s merchant energy business includes:

•

a power generation and development operation that owns, operates, and maintains fossil and renewable generating facilities, and holds interests in qualifying facilities, fuel processing facilities and power projects in the United States,

•	a nuclear generation operation that owns, operates and maintains nuclear generating facilities,

•

a customer supply operation that primarily provides energy products and services relating to load-serving obligations to wholesale and retail customers, including distribution utilities, cooperatives, aggregators, and commercial, industrial and governmental customers, and

•

a global commodities operation that manages contractually controlled physical assets, including generation facilities, natural gas properties and international coal and freight assets, provides risk management services and trades energy and energy-related commodities.

Constellation Energy’s other nonregulated businesses:

•

design, construct and operate renewable energy, heating, cooling and cogeneration facilities and provide various energy-related services, including energy consulting, for commercial, industrial and governmental customers throughout North America,

•	provide home improvements, service heating, air conditioning, plumbing, electrical and indoor air quality systems, and provide natural gas to residential customers in central Maryland, and

•	develop and deploy new nuclear plants in North America.

The information above concerning Constellation Energy is only a summary and does not purport to be comprehensive. For additional information about Constellation Energy, you should refer to the information described in “Where You Can Find More Information” below.

Constellation Energy’s principal executive offices are located at 100 Constellation Way, Baltimore, Maryland 21202.

Recent Developments

On September 19, 2008, Constellation Energy and MidAmerican Energy Holdings Company, or MidAmerican, entered into, among other agreements, (i) a merger agreement and (ii) a stock purchase agreement. Pursuant to the stock purchase agreement, Constellation Energy agreed to sell $1.0 billion of its Series A Convertible Preferred Stock to MidAmerican. MidAmerican assigned its rights and obligations under the stock purchase agreement to MEHC Investment, Inc., or the selling stockholder, a wholly-owned subsidiary of MidAmerican. The sale of the Series A Convertible Preferred Stock to the selling stockholder was consummated on September 22, 2008. The Series A Convertible Preferred Stock was initially convertible into 35,679,215 shares of our common stock, or the conversion share amount, and $1.0 billion in aggregate principal amount of senior unsecured promissory notes of Constellation Energy due December 31, 2009. The Series A Convertible Preferred Stock provides that, in the event that Constellation Energy has not received all regulatory approvals required for the issuance of the conversion share amount, upon termination of the merger agreement or another conversion event, Constellation Energy shall make a cash payment to the holder of the Series A Convertible Preferred Stock in lieu of the issuance of the shares of common stock otherwise due to the holder in an amount equal to (i) the number of shares of common stock otherwise issuable to the holder and not issued (ii) multiplied by $26.50, subject to certain adjustments. For additional information about the proposed merger and the issuance of the Series A Convertible Preferred Stock and related transactions between Constellation Energy and MidAmerican, you should refer to the Definitive Proxy Statement on Schedule 14A, as amended or supplemented, that was filed by Constellation Energy with the Securities and Exchange Commission on November 25, 2008.

On December 2, 2008, Constellation Energy received an unsolicited proposal from Électricité de France International, S.A., or EDF, for the purchase of a 50% ownership interest in the nuclear generation and operation business of Constellation Energy. For additional information about EDF’s proposal, you should refer to the Current Report on Form 8-K that was filed by Constellation Energy with the Securities and Exchange Commission on December 4, 2008. On December 17, 2008, Constellation Energy and MidAmerican mutually agreed to terminate the merger agreement.

Pursuant to the terms of the investor rights agreement between Constellation Energy and MidAmerican, we are registering 19,897,322 shares of common stock that are issuable to the selling stockholder upon conversion of the Series A Convertible Preferred Stock and that will be offered for sale from time to time by the selling stockholder, and the remaining shares will not be issued and will be paid in cash.

Simultaneously with the termination of the merger agreement between Constellation Energy and MidAmerican, EDF, Constellation Energy Nuclear Group, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Constellation Energy, or CENG, and EDF Development, Inc., a Delaware corporation and a wholly owned subsidiary of EDF, or EDFD, entered into a master put option and membership interest purchase agreement, or the master agreement, dated December 17, 2008, providing for the purchase by EDFD from Constellation Energy of a 49.99% membership interest in CENG for $4.5 billion (subject to certain adjustments). The master agreement includes a put arrangement that provides Constellation Energy with additional liquidity of up to $2.0 billion. Pursuant to the put arrangement, Constellation Energy can exercise an option through the earlier of (i) December 31, 2010, or (ii) the termination of the master agreement by EDFD due to our breach of the master agreement, to require EDFD to acquire certain non-nuclear generation assets. In addition, Constellation Energy, EDF and EDFD entered into a stock purchase agreement, dated December 17, 2008, providing for the purchase by EDFD of shares of Series B Preferred Stock of Constellation Energy with an aggregate stated value of $1 billion, which subsequently would be credited against the $4.5 billion purchase price (with EDFD surrendering the preferred stock to Constellation Energy as partial payment). For additional information about this transaction, you should refer to the Current Report on Form 8-K that was filed by Constellation Energy with the Securities and Exchange Commission on December 17, 2008.

Liquidity

As a result of liquidity issues we faced in 2008, we are pursuing strategic initiatives including efforts to sell our international business, upstream gas properties and gas trading activities and to increase available liquidity and to reduce our business risk, which are described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. In addition, the transactions with EDF have or will have an impact on our liquidity, as described in our Current Report on Form 8-K that was filed by Constellation Energy with the Securities and Exchange Commission on December 17, 2008.

Collectively, we believe that these efforts will provide sufficient liquidity to manage our business through 2009. However, if market factors such as commodity price volatility and credit availability prevent us from successfully executing our liquidity efforts or strategic initiatives, or we are otherwise unable to successfully execute our business plan, our liquidity would be adversely affected, which would have a material adverse effect on our business, results of operations and financial condition.

The Offering

The summary below describes some of the terms of the offering. For a more complete description of the common stock, see “Description of Capital Stock” in the accompanying prospectus.

Common stock offered by the selling stockholder	19,897,322 shares

Shares outstanding after this offering	199,172,389 shares

Use of proceeds	The selling stockholder will receive the proceeds from the sale of shares offered by this prospectus supplement and the accompanying prospectus. We will receive none of the proceeds but will pay the expenses of this offering.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the common stock.

Common stock	Our common stock is listed for trading on the New York Stock Exchange under the symbol “CEG.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making a decision about investing in our common stock, you should consider carefully the risk factors described in our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference herein. Each of these risks could adversely affect our business, operating results and financial condition. In such event, the market price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as “believes,” “expects,” “intends,” “plans” and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include, but are not limited to:

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the timing and extent of changes in commodity prices and volatilities for energy and energy-related products including coal, natural gas, oil, electricity, nuclear fuel, freight, and emission allowances, and the impact of such changes on our liquidity requirements;

•	the liquidity and competitiveness of wholesale markets for energy commodities;

•	the effect of weather and general economic and business conditions on energy supply, demand and prices;

•	the ability to attract and retain customers in customer supply activities and to adequately forecast their energy usage;

•	the timing and extent of deregulation of, and competition in, the energy markets, and the rules and regulations adopted in those markets;

•	uncertainties associated with estimating natural gas reserves, developing properties, and extracting natural gas;

•

regulatory or legislative developments federally, in Maryland, or in other states that affect deregulation, the price of energy, transmission or distribution rates and revenues, demand for energy, or increases in costs, including costs related to nuclear power plants, safety, or environmental compliance;

•	the ability of Constellation Energy’s regulated and nonregulated businesses to comply with complex and/or changing market rules and regulations;

•	the ability of BGE to recover all its costs associated with providing customers service;

•

the conditions of the capital markets, interest rates, foreign exchange rates, availability of credit facilities to support business requirements, liquidity, and general economic conditions, as well as Constellation Energy’s and BGE’s ability to maintain their current credit ratings;

•	the effectiveness of Constellation Energy’s and BGE’s risk management policies and procedures and the ability and willingness of counterparties to satisfy their financial and performance commitments;

•

operational factors affecting commercial operations of Constellation Energy’s generating facilities (including nuclear facilities) and BGE’s transmission and distribution facilities, including catastrophic weather-related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of coal or gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events, and other events beyond Constellation Energy’s control;

•

the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in determining the fair value of energy contracts, such as the ability to obtain market prices and, in the absence of verifiable market prices, the appropriateness of models and model inputs (including, but not limited to, estimated contractual load obligations, unit availability, forward commodity prices, interest rates, correlation and volatility factors);

•	changes in accounting principles or practices;

•	losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	the ability to successfully identify and complete acquisitions and sales of businesses and assets;

•	cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities;

•	the ability to complete our strategic initiatives to improve our liquidity; and

•	the likelihood and timing of the completion of the pending transaction with EDF and the terms and conditions of any regulatory approvals.

These factors and the other risk factors discussed in this prospectus supplement and the accompanying prospectus, including under the headings “Risk Factors”, are not necessarily all of the important factors that could cause Constellation Energy’s actual results to differ materially from those expressed in any of its forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on Constellation Energy’s future results. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see Constellation Energy’s periodic reports filed with the Securities and Exchange Commission for more information on these factors. The forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of the date of this prospectus supplement.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus supplement and the accompanying prospectus will be offered and sold by the selling stockholder named in this prospectus supplement. We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus supplement and the accompanying prospectus.

SELLING STOCKHOLDER

On September 19, 2008, Constellation Energy and MidAmerican entered into, among other agreements, a (i) a merger agreement and (ii) a stock purchase agreement. Pursuant to the stock purchase agreement, Constellation Energy agreed to sell $1.0 billion of its Series A Convertible Preferred Stock to MidAmerican. MidAmerican assigned its rights and obligations under the stock purchase agreement to MEHC Investment, Inc., or the selling stockholder, a wholly-owned subsidiary of MidAmerican. The sale of the Series A Convertible Preferred Stock to the selling stockholder was consummated on September 22, 2008. The Series A Convertible Preferred Stock was initially convertible into the conversion share amount and $1.0 billion in aggregate principal amount of senior unsecured promissory notes of Constellation Energy due December 31, 2009. The Series A Convertible Preferred Stock provides that, in the event that Constellation Energy has not received all regulatory approvals required for the issuance of the Conversion Share Amount, upon termination of the merger agreement or another conversion event, Constellation Energy shall make a cash payment to the holder of the Series A Convertible Preferred Stock in lieu of the issuance of the shares of common stock otherwise due to the holder in an amount equal to (i) the number of shares of common stock otherwise issuable to the holder and not issued (ii) multiplied by $26.50, subject to certain adjustments. For additional information about the proposed merger and the issuance of the Series A Convertible Preferred Stock and related transactions between Constellation Energy and MidAmerican, you should refer to the Definitive Proxy Statement on Schedule 14A, as amended or supplemented, that was filed by Constellation Energy with the Securities and Exchange Commission on November 25, 2008.

On December 2, 2008, Constellation Energy received an unsolicited proposal from Électricité de France International, S.A., or EDF, for the purchase of a 50% ownership interest in the nuclear generation and operation business of Constellation Energy. For additional information about EDF’s proposal, you should refer to the Current Report on Form 8-K that was filed by Constellation Energy with the Securities and Exchange Commission on December 4, 2008. On December 17, 2008, Constellation Energy and MidAmerican mutually agreed to terminate the merger agreement.

Pursuant to the terms of the investor rights agreement between Constellation Energy and MidAmerican, we are registering 19,897,322 shares of common stock that are issuable to the selling stockholder upon conversion of the Series A Convertible Preferred Stock and that will be offered for sale from time to time by the selling stockholder, and the remaining shares will not be issued and will be paid in cash.

The registration of these shares of common stock does not necessarily mean that the selling stockholder will sell all or any of the shares.

The following table provides information regarding the beneficial ownership of Constellation Energy’s common stock by the selling stockholder as of the date of this prospectus supplement. As used in this prospectus supplement, the term “selling stockholder” includes the selling stockholder identified below and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus supplement from the selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus supplement and the accompanying prospectus. The column “Number of Shares Beneficially Owned After the Offering” assumes that the selling stockholder sells all of the shares offered under this prospectus supplement and the accompanying prospectus. However, because the selling stockholder may offer from time to time all, some or none of its shares under this prospectus supplement and the accompanying prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of the sales. In addition, we do not know how long the selling stockholder will hold its shares before selling them, and we currently have no agreements, arrangements or understandings with any selling stockholder regarding the sale of any of its shares. Except as noted above, the selling stockholder has not had, within the past three years, any position, office, or material relationship with us or any of our predecessors or affiliates.

The information provided in the table below with respect to the selling stockholder has been obtained from the selling stockholder and Constellation Energy has not sought to verify this information.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering		Percentage of Class of Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered		Number of Shares Beneficially Owned After the Offering		Percentage of Class of Shares Beneficially Owned After the Offering
MEHC Investment, Inc.(1)	19,897,322	(2)	9.99	%(2)	19,897,322	(2)	—	(2)	—

All calculations are based on 199,172,389 shares of common stock outstanding as of the date of this prospectus supplement, after giving effect to the conversion of the Series A Convertible Preferred Stock into 19,897,322 shares of our common stock.

(1)	We have been advised by the selling stockholder that MidAmerican, its parent, has voting and dispositive power over the shares. The selling stockholder’s address is c/o MidAmerican Energy Holdings Company, 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580.
(2)	The selling stockholder is required to obtain certain regulatory approvals in order for its Series A Convertible Preferred Stock to fully convert into 35,679,215 shares of our common stock as a result of the occurrence of certain conversion events. Because these regulatory approvals are not currently in place, MidAmerican is not permitted to own more than 10% of our common stock. As a result, the selling stockholder is only permitted to convert its Series A Convertible Preferred Stock into 19,897,322 shares of our common stock. Pursuant to the terms of the Series A Convertible Preferred Stock, the remaining 15,781,893 shares will not be issued and will be paid to the selling stockholder in cash.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus supplement and the accompanying prospectus for the selling stockholder. Pursuant to the investor rights agreement between Constellation Energy and MidAmerican, we agreed to register the resale of the common stock issuable upon conversion of the Series A Convertible Preferred Stock owned by the selling stockholder and to indemnify the selling stockholder against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

The selling stockholder will act independently of Constellation Energy in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares from time to time in one or more transactions on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at a fixed offering price which may be changed, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may, subject to market conditions, dispose of its entire holding of our common stock. The shares may be sold at various times by one or more means, including but not limited to the following:

•

through underwriters, brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchaser or such other persons who may be effecting such sales) for resale to the public or to institutional investors at various times;

•

through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•

on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;

•	in private transactions other than exchange or quotation service transactions;

•

short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

•	hedging transactions, including, but not limited to:

•	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares to close out its short position;

•	options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares; or

•	loans or pledges of shares to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;

•	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;

•	offerings directly to one or more purchasers, including institutional investors;

•	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	through distribution to the securityholders of the selling stockholder;

•	by pledge to secure debts and other obligations;

•	through a combination of any such methods of sale; or

•	through any other method permitted under applicable law.

The selling stockholder also may resell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided it meets the criteria and conforms to the requirements of Rule 144.

The selling stockholder may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling stockholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus dated July 24, 2006 by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Constellation Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document filed by Constellation Energy at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including Constellation Energy) that file documents with the SEC electronically. Constellation Energy’s SEC filings may also be obtained from our web site at http://www.constellation.com.

The addresses for both the SEC’s and Constellation Energy’s web site are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. In addition, the SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from now until the selling stockholder has sold all of the securities to which this prospectus supplement and the accompanying prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K.

Constellation Energy

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•

Current Reports on Form 8-K filed on February 26, 2008, March 28, 2008, April 25, 2008, June 30, 2008, July 18, 2008 (other than the portion of that document not deemed to be filed), September 15, 2008, September 18, 2008, September 22, 2008 (two filings), September 30, 2008, October 2, 2008, October 14, 2008, October 20, 2008, October 21, 2008, October 23, 2008, November 3, 2008 (two filings), November 6, 2008 (relating to presentation slides), November 10, 2008, November 12, 2008, November 14, 2008, November 19, 2008, December 4, 2008, and December 17, 2008; and

•

Definitive Proxy Statement on Schedule 14A filed on April 22, 2008 (as amended on April 29, 2008), and Definitive Proxy Statement on Schedule 14A (relating to merger or acquisition) filed on November 25, 2008.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, Maryland 21202

410-470-6440

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

Constellation Energy Group, Inc. Baltimore Gas and Electric Company 750 E. Pratt Street Baltimore, Maryland 21202 (410) 783-2800

Constellation Energy Group, Inc.

Unsecured Debt Securities, Common Stock, Preferred Stock, Warrants, Stock Purchase Contracts and Units

Baltimore Gas and Electric Company

Unsecured Debt Securities and Preferred Stock

PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. Our common stock is listed on the New York Stock Exchange under the symbol “CEG.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus.

There are risks involved with purchasing these securities. Please refer to the “RISK FACTORS” discussion beginning on page 4 of this prospectus.

We urge you to carefully read this prospectus and the prospectus supplement, which will describe the specific terms of the offering, together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2006.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus and may make statements in any prospectus supplement that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as “believes,” “expects,” “intends,” “plans” and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include, but are not limited to:

•	the timing and extent of changes in commodity prices and volatilities for energy and energy-related products including coal, natural gas, oil, electricity, nuclear fuel and emission allowances;

•	the liquidity and competitiveness of wholesale markets for energy commodities;

•	the effect of weather and general economic and business conditions on energy supply, demand and prices;

•	the ability to attract and retain customers in our competitive supply activities and to adequately forecast their energy usage;

•	the timing and extent of deregulation of, and competition in, the energy markets, and the rules and regulations adopted in those markets;

•	uncertainties associated with estimating natural gas reserves, developing properties and extracting natural gas;

•

regulatory or legislative developments that affect deregulation, the price of energy, transmission or distribution rates and revenues, demand for energy or increases in costs, including costs related to nuclear power plants, safety or environmental compliance;

•	the inability of BGE to recover all its costs associated with providing electric residential customers service;

•

the conditions of the capital markets, interest rates, foreign exchange rates, availability of credit facilities to support business requirements and general economic conditions, as well as Constellation Energy’s and BGE’s ability to maintain their current credit ratings;

•

the effectiveness of Constellation Energy’s and BGE’s risk management policies and procedures and the ability and willingness of our counterparties to satisfy their financial and performance commitments;

•

operational factors affecting commercial operations of our generating facilities (including nuclear facilities) and BGE’s transmission and distribution facilities, including catastrophic weather-related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of coal or gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events and other events beyond our control;

•

the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in determining the fair value of energy contracts, such as the ability to obtain market prices and, in the absence of verifiable market prices, the appropriateness of models and model inputs (including, but not limited to, estimated contractual load obligations, unit availability, forward commodity prices, interest rates, correlation and volatility factors);

•	changes in accounting principles or practices;

•	losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities; and

•

the likelihood and timing of the completion of the pending merger with FPL Group, Inc. (FPL Group), the terms and conditions of any required regulatory approvals of the pending merger, and potential diversion of management’s time and attention from our ongoing business during this time period.

THESE FACTORS AND THE OTHER RISK FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING UNDER THE HEADING “RISK FACTORS,” ARE NOT NECESSARILY ALL OF THE IMPORTANT FACTORS THAT COULD CAUSE CONSTELLATION ENERGY’S OR BGE’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY OF THEIR FORWARD LOOKING STATEMENTS. OTHER UNKNOWN OR UNPREDICTABLE FACTORS ALSO COULD HAVE MATERIAL ADVERSE EFFECTS ON OUR FUTURE RESULTS. GIVEN THESE UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS. PLEASE SEE CONSTELLATION ENERGY’S AND BGE’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR MORE INFORMATION ON THESE FACTORS. THE FORWARD LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT ARE MADE ONLY AS OF THE DATE OF THIS PROSPECTUS OR SUCH PROSPECTUS SUPPLEMENT.

THE REGISTRANTS

Constellation Energy is an energy company which includes a merchant energy business and BGE, a regulated electric and gas public utility in central Maryland. Constellation Energy was incorporated in Maryland on September 25, 1995. On April 30, 1999, Constellation Energy became the holding company for BGE and its subsidiaries.

Our merchant energy business is a competitive provider of energy solutions for a variety of customers. It has electric generation assets located in various regions of the United States and provides energy solutions to meet customers’ needs. Our merchant energy business focuses on serving the full energy and capacity requirements (load-serving) of, and providing other energy products and risk management services for, various customers.

Our merchant energy business includes:

•

a generation operation that owns, operates and maintains fossil, nuclear and hydroelectric generating facilities and holds interests in qualifying facilities, fuel processing facilities and power projects in the United States,

•	a wholesale marketing and risk management operation that primarily provides energy products and services to distribution utilities, power generators and other wholesale customers,

•	an electric and natural gas retail operation that provides energy products and services to commercial, industrial and governmental customers, and

•	a generation operations and maintenance services operation.

BGE is a regulated electric transmission and distribution utility company and a regulated gas distribution utility company with a service territory that covers the City of Baltimore and all or part of ten counties in central Maryland. BGE was incorporated in Maryland in 1906.

Our other nonregulated businesses:

•	design, construct and operate heating, cooling and cogeneration facilities for commercial, industrial and governmental customers throughout North America, and

•	provide home improvements, service heating, air conditioning, plumbing, electrical and indoor air quality systems, and provide natural gas to residential customers in central Maryland.

On December 18, 2005, Constellation Energy entered into an Agreement and Plan of Merger with FPL Group. For further information concerning the pending merger, please see Note 15 to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2005. Prior to completion of the merger, which is subject to shareholder and various regulatory approvals, Constellation Energy and FPL Group will continue to operate as separate companies.

The information above concerning Constellation Energy, BGE and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, you should refer to the information described in “WHERE YOU CAN FIND MORE INFORMATION.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 3, 2006, and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 9, 2006, and incorporated by reference in this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “WHERE YOU CAN FIND MORE INFORMATION.”

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS

Constellation Energy

Constellation Energy’s Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

THREE MONTHS ENDED MARCH 31, 2006	TWELVE MONTHS ENDED DECEMBER 31, 2005	2004	2003	2002	2001
2.86	3.38	3.02	2.90	3.31	1.39

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent report on Form 10-Q. See “WHERE YOU CAN FIND MORE INFORMATION.”

BGE

BGE’s Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

THREE MONTHS ENDED MARCH 31, 2006	TWELVE MONTHS ENDED DECEMBER 31, 2005	2004	2003	2002	2001
5.83	4.22	3.75	3.36	2.66	1.99

BGE’s Ratio of Earnings to Combined Fixed Charges and Preferred and Preference Dividend Requirements for each of the periods indicated is as follows:

THREE MONTHS ENDED MARCH 31, 2006	TWELVE MONTHS ENDED DECEMBER 31, 2005	2004	2003	2002	2001
4.77	3.45	3.08	2.82	2.31	1.75

For current information on the Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred and Preference Dividend Requirements, please see our most recent report on Form 10-Q. See “WHERE YOU CAN FIND MORE INFORMATION.”

DESCRIPTION OF THE DEBT SECURITIES

General

This section summarizes terms of the debt securities that we may offer with this prospectus. Most of the specific terms of a series of debt securities will be described in a prospectus supplement attached to this prospectus and may vary from the terms described herein. For a complete description of the terms of a particular offering of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular offering.

Constellation Energy will issue the debt securities under an indenture, which is a contract between Constellation Energy and the trustee, Deutsche Bank Trust Company Americas, dated as of July 24, 2006. BGE will issue the debt securities under an indenture, which is a contract between BGE and the trustee, Deutsche Bank Trust Company Americas, dated as of July 24, 2006. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this section under “Events of Default.” Second, the trustee performs certain administrative duties for the holders of debt securities, such as sending interest payments and notices, and implementing transfers of debt securities.

Copies of the indentures have been filed with the SEC and are exhibits to the registration statement which contains this prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” to find out how to locate our filings with the SEC. The indentures and the debt securities are governed by New York law.

The indentures are summarized below. Because it is a summary, it does not contain all of the information that may be important to you. You should read the indentures to get a complete understanding of your rights and our obligations under the provisions described in this section under “Events of Default,” “Supplemental Indentures” and “Consolidation, Merger or Sale.” This summary is subject to, and qualified in its entirety by, reference to all the provisions of the indentures. We include references in parentheses to certain sections of the indentures. This summary also is subject to, and qualified by, reference to the description of the particular terms of each series of debt securities described in the applicable prospectus supplement.

The indentures do not limit the amount of debt securities that may be issued. There are existing series of debt securities outstanding under our other existing indentures. For current information on our debt outstanding, see our most recent Form 10-K and Form 10-Q. See “WHERE YOU CAN FIND MORE INFORMATION.”

The debt securities are unsecured and will rank equally with all our unsecured indebtedness unless expressly subordinated. The debt securities will be subordinated to all of our secured indebtedness, if any. The indentures do not limit the amount of indebtedness that our subsidiaries may incur. This subsidiary debt effectively ranks senior to any debt securities we may issue. For current information on our subsidiary debt outstanding, see our most recent Form 10-K and Form 10-Q. See “WHERE YOU CAN FIND MORE INFORMATION.”

The applicable prospectus supplement will describe whether the debt securities will be subject to any conversion, amortization, or sinking or similar fund. It is anticipated that the debt securities will be “book-entry,” represented by a permanent global debt security registered in the name of The Depository Trust Company (DTC), or its nominee. However, we reserve the right to issue debt securities in certificated form registered in the name of the debt security holders.

Unless the applicable prospectus supplement states otherwise, we may from time to time, without the consent of the applicable existing note holders, create and issue further notes of each series ranking equally with the other notes of the series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional notes issued in this manner will form a single series with the previously outstanding notes of that series.

In the discussion that follows, whenever we talk about paying principal on the debt securities, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The applicable prospectus supplement will describe the terms for the debt securities including:

•	title of the securities,

•	any limit on the aggregate principal amount of the debt securities of that series,

•	maturity date,

•	interest rate or rates (or the method to calculate such rate)

•	remarketing provisions,

•	redemption or repurchase provisions,

•	if other than the principal amount, the portion of the principal amount payable upon maturity (known as discounted debt securities),

•	whether, and on what terms and at what prices, the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock or any other type of security, and

•	any other provisions.

Ownership of the Debt Securities

Direct Securityholders

Only registered holders of debt securities will have rights under the indentures. As noted below, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global debt securities as described below. For example, once we make payment to the registered securityholder, we have no further responsibility for the payment even if that securityholder is legally required to pass the payment along to you as a “street name” customer but does not do so.

“Street Name” and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal securityholders. This is called holding in “street name.” Instead, we recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities to their customers. If you hold debt securities in “street name,” you should check with your own institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle voting if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct securityholder as described below to the extent permitted, and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for securityholders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. This means that we will not issue certificates to each beneficial owner. If we choose to issue debt securities in the form of global debt securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global debt security be registered in the name of a financial institution which we select and by requiring that the debt securities included in the global debt security not be transferred to the name of any other direct securityholder unless the special circumstances described below occur. The financial institution that acts as the sole direct securityholder of the global debt securities is called the “depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn is a participant with the depositary. The applicable prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global debt securities.

An indirect holder’s rights relating to a global debt security will be governed by the account rules of the investor’s financial institution and the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a securityholder and instead deal only with the depositary.

An investor should be aware that if debt securities are issued only in the form of global debt securities:

•	the investor cannot get debt securities registered in his or her own name, and

•	the investor cannot receive physical certificates for his or her interest in the debt securities. This means these securities may not be pledged as security under the laws of some jurisdictions.

DTC has provided us the following information: DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company organized under the New York State banking law and a registered clearing agency with the SEC. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants’ accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which in turn is owned by its principal users—major banks, broker/dealers and other companies within the financial services industry, including the National Association of Securities Dealers, Inc. and the New York Stock Exchange, Inc.

When applicable, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Global securities will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

the depositary notifies us that it is unwilling or unable to continue as depositary or if it ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

•	an event of default with respect to the debt securities of that series has occurred and has not been cured (see “Events of Default”); or

•	we determine not to have the debt securities of a series to be represented by a global debt security and notify the trustee of our decision. (Section 3.04)

The applicable prospectus supplement may also list additional situations for requiring a global debt security to be exchanged for a certificated security that would apply only to the particular series of debt securities covered by that prospectus supplement. When a global debt security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct securityholders. (Section 3.04)

In the remainder of this description “you” means direct securityholders and not “street name” or other indirect holders.

Additional Mechanics

Form, Exchange and Transfer

In the absence of any contrary provision described in the prospectus supplement for any specific series of debt securities, the debt securities will be issued:

•	in registered form;

•	without interest coupons; and

•	in denominations that are multiples of $1,000. (Section 3.02)

You may have your debt securities exchanged into more debt securities of smaller denominations, with a minimum of $1,000, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 3.04) This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee or at an agency to be maintained by us for such purpose. The trustee acts as our agent for registering debt securities in the names of securityholders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (Section 3.04)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rule governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership. (Section 3.04)

Payment and Paying Agents

We will pay interest to you if you are a securityholder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “record date” and is stated in the prospectus supplement. (Sections 3.02 and 5.01) Securityholders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered securityholder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller.

We have appointed the trustee as paying agent, and we will pay interest, principal and any other money due on the debt securities at the principal office of the trustee in New York City. That office is currently located at 60 Wall Street, 27th Floor, MS: NYC60-2710, New York, NY 10005. We may also have additional payment offices or change them, or act as our own paying agent. (Section 5.02)

Single holders of over $5 million in principal amount of debt securities can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least three (3) business days prior to the payment date. Otherwise, payments will be made by check. (Section 3.02)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Remarketing

We may issue debt securities with remarketing features that allow securityholders the option to sell their debt securities back to us. In turn, we may have the option to retire those debt securities or remarket and sell them to new holders.

Redemption

We may have the right to redeem or otherwise repurchase debt securities at our option. If the debt securities are redeemable, except as otherwise set forth in the note for such series, we may partially redeem the debt securities only in multiples of $1,000. (Section 4.01) Notice of redemption will be provided at least 30, but no more than 60, days prior to the date of redemption. (Section 4.04) If we do not redeem all debt securities in a series at one time, the trustee will select the debt securities to be redeemed in a manner it determines to be appropriate and fair. (Section 4.03) If a debt security is only partially redeemed, we will issue a new debt security of the same series in an amount equal to the unredeemed portion of the debt security. (Section 4.06)

Repurchase

If the debt securities are subject to a repurchase option, the debt securityholder may have the right to cause us to repurchase the debt securities.

For global debt securities, unless otherwise provided in the applicable prospectus supplement, participants, on behalf of the owners of beneficial interests in the global debt securities, may exercise the repurchase option by delivering written notice to our paying agent, Deutsche Bank Trust Company Americas, at least 30, but no more than 60, days prior to the date of repurchase (at 60 Wall Street, 27th Floor, MS: NYC60-2710, New York, NY 10005). The paying agent must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global debt securities to notify their participants of their desire to have their debt security repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable, and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Unless otherwise specified in the applicable prospectus supplement, debt securityholders who hold their securities directly and who desire to exercise their repurchase option must notify the paying agent at least 30, but not more than 45, days prior to the repayment date by providing the paying agent:

•	the certificated debt security, with the section entitled “Option to Elect Repayment” on the reverse of the debt security completed; or

•

a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

•	the name of the holder;

•	the principal amount of the debt security and the amount to be repurchased;

•	the certificate number or the maturity and a description of the terms of the security;

•	a statement that you wish to sell all or a portion of your note; and

•	a guaranty that the debt security with the section entitled “Option to Elect Repayment” on the reverse of the debt security completed will be received by the paying agent within 5 business days.

The debt security and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a debt security, the old debt security will be canceled and a new debt security for the remaining principal amount will be issued to you.

Interest Rate

The following terms will apply to any issue of debt securities unless otherwise indicated in the applicable prospectus supplement. The interest rate on the debt securities will either be fixed or floating as indicated in the applicable prospectus supplement. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the debt security is registered at the close of business on the record date applicable to each interest payment date. Interest payable at maturity, redemption or repurchase, however, will be payable to the person to whom principal is payable.

The interest payment on any debt security originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase, will be paid, at our option, by check or wire transfer.

Events of Default

An “Event of Default” with respect to a series of securities means any of the following:

•	we fail to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

•	we fail to pay any interest on any debt security of that series for 30 days after such is due;

•

we fail to observe or perform any other covenants or agreements set forth in the debt securities of that series, or in the indentures in regard to such debt securities, continuously for 60 days after notice (which must be sent either by the Trustee or holders of at least 33% of the principal amount of the affected series);

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the indentures. If an Event of Default has occurred and has not been cured, the trustee or the holders of not less than 33% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately. Subject to certain conditions, if we deposit with the trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of the series. (Section 7.01)

The trustee must within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. (Section 7.08) We are required to file an annual certificate with the trustee, signed by an officer, stating any default by us under any provisions of the indentures. (Section 5.06)

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default. We cannot, however, obtain a waiver of a payment default. (Section 7.07)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless such holders offer the trustee reasonable indemnity. (Section 8.02(d)) Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such debt securities. (Section 7.07)

In order to bypass the trustee and take steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of 25% of the principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 7.04)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to, or make a request of, the trustee and to make or cancel a declaration of acceleration.

Supplemental Indentures

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Each Holder’s Approval. The following changes require the approval of each holder of debt securities:

•	extend the fixed maturity of any debt security;

•	reduce the interest rate (or change the method used to establish the interest rate) or extend the time of payment of interest;

•	reduce any premium payable upon redemption;

•	reduce the principal amount;

•	reduce the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

•	change the currency of payment on a debt security; or

•	reduce the percentage of securityholders whose consent is required to modify or amend the indentures (Section 11.02)

Changes Not Requiring Holder Approval. These types of changes are limited to those changes specified in the indentures, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities. (Section 11.01)

Changes Requiring 66-2/3% of all Holders to Approve. A vote in favor by securityholders owning not less than 66-2/3% of the principal amount of the debt securities of the particular series affected is required for any other matter listed in the indentures or in a particular security. (Section 11.02)

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Consolidation, Merger or Sale

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

•

we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the indentures binding on us (Section 12.01); and

•	we, or the successor corporation, are not immediately after the merger, consolidation or sale in default in the performance of a covenant or condition in the indentures. (Section 12.02)

Discharge

The indentures provide that we can discharge and satisfy all of our obligations under any series of notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal and interest due or to become due on the notes until their maturity date. (Section 13.01)

Conversion

General

Constellation Energy may issue debt securities that may be converted into or exercised or exchanged for its common stock, preferred stock or any of its other securities. Debt securities will not be convertible unless the applicable prospectus supplement expressly so states. We refer to these securities as convertible debt securities. The discussion that follows contemplates that the debt securities we may issue will be convertible into common stock. The applicable prospectus supplement will discuss the terms of any debt securities that may be convertible into any other type of security.

The applicable prospectus supplement for any series of convertible debt securities will set forth the terms of the convertible debt securities, including the conversion rate at which the holder of any convertible debt security of that series may initially convert that security into common stock. The conversion rate for any series of outstanding convertible debt securities will be expressed as a number of shares per $1,000 principal amount of convertible debt securities, and will be adjusted in certain circumstances as described in “Adjustment of Conversion Rate” below. The right to convert a convertible debt security called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date for that security, unless we default in making the payment due upon redemption. (Section 16.01)

Exercise of Conversion Privilege

Securityholders may convert all or part of any convertible debt security by delivering the convertible debt security at an office or agency maintained for that purpose. Unless the applicable prospectus supplement for a series of convertible debt securities states otherwise, that office will be the corporate trust office of the trustee at 60 Wall Street, 27th Floor, MS: NYC60-2710, New York, NY 10005, and the trustee will serve as conversion agent. The convertible debt security surrendered for conversion must be accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the convertible debt security and the duly signed and completed conversion notice are so delivered. (Section 16.02)

As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificates will then be sent by the trustee to the conversion agent for delivery to the holder of the convertible debt security being converted. The shares of our common stock issuable upon conversion of the convertible debt securities will be fully paid and nonassessable and will rank equally with the other shares of our common stock. (Sections 16.02 and 16.03)

“Street name” and other indirect holders should consult their banks or brokers for information on how to exercise their conversion privilege.

Interest and Other Payments in connection with Convertible Debt Securities

If a securityholder surrenders a convertible debt security for conversion on a date that is not an interest payment date, that securityholder will not be entitled to receive any interest for the period from the preceding interest payment date to the conversion date, except as described below. However, a securityholder of a convertible debt security on a regular record date, including a convertible debt security surrendered for conversion after the regular record date, will receive the interest payable on such convertible debt security on the next interest payment date. Thus to correct for this overpayment of interest, any convertible debt security surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of convertible debt securities being surrendered for conversion. However, a securityholder will not be required to make that payment if he or she is converting a convertible debt security, or a portion of a convertible debt security, that we have called for redemption if such securityholder’s conversion right would terminate because of the redemption between the regular record date and the close of business on the next interest payment date. (Section 16.02)

No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash in lieu of fractional shares based on the market price of our common stock at the close of business on the conversion date. (Section 16.03)

If a securityholder delivers a convertible debt security for conversion, the securityholder will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, the securityholder will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the convertible debt security. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty has been paid. (Section 16.08)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Adjustment of Conversion Rate

The conversion rate will be subject to adjustment for, among other things:

•	dividends and other distributions payable in our common stock on shares of our capital stock;

•

the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

•	subdivisions, combinations and reclassifications of our common stock;

•	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to above;

•	dividends and distributions paid exclusively in cash, subject to certain exceptions; and

•	distributions upon mergers or consolidations discussed below;

•

distributions consisting exclusively of cash, excluding cash distributed upon a merger or consolidation discussed below, to all holders of our common stock in an aggregate amount that, combined together with:

•	other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

•

any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization on the record date for the distribution, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

•	the completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

•

any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made; and

•

the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1% or more of the conversion rate. (Section 16.04)

To the extent permitted by law, we may increase the conversion rate for any period of at least 20 days if the increase is irrevocable during such period and our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of convertible debt securities at least 15 days’ notice of such an increase in the conversion rate. (Section 16.04(12))

We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered convertible debt securities of any adjustments. (Section 16.05)

Provision in case of Consolidation, Merger or Sale of Assets

If we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each convertible debt security then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the convertible debt securities were convertible immediately prior to the consolidation, merger, sale or transfer. This calculation will be made on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. This paragraph will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock. (Section 16.11)

Our Relationship with the Trustee

The trustee under the indentures, and/or one or more of its affiliates, may be lenders under our, or our subsidiaries’ and affiliates’, credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if the trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The trustee will perform only those duties that are specifically set forth in the indentures, unless an event of default occurs and is continuing. In case of default, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

DESCRIPTION OF CAPITAL STOCK

The following briefly summarizes the provisions of Constellation Energy’s and BGE’s charter and bylaws. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of their charter and bylaws. See “WHERE YOU CAN FIND MORE INFORMATION.”

Authorized Common Stock

Constellation Energy’s authorized capital stock includes 250,000,000 shares of common stock without par value. As of May 31, 2006, 204,461,200 shares have either been issued and are now outstanding or have been reserved for issuance, and 45,538,800 shares are authorized but unissued and unreserved.

Authorized Preferred Stock

Constellation Energy’s board of directors can, without further action by its shareholders, establish from the 25,000,000 undesignated shares of preferred stock, $0.01 per share par value, authorized by its charter one or more series of preferred stock. As of May 31, 2006, none of Constellation Energy’s preferred stock is issued or reserved for issuance.

BGE’s board of directors can, without further action by Constellation Energy, its sole shareholder, establish from the 1,000,000 undesignated shares of preferred stock, $100 per share par value, authorized by its charter one or more series of preferred stock. As of May 31, 2006, none of BGE’s preferred stock is issued or reserved for issuance.

Description of Common Stock

Dividend Rights

We will pay dividends on our common stock when declared by our board of directors. However, we must first pay all dividends and any redemption payments due on any outstanding shares of our preferred stock before paying common stock dividends.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters on which shareholders vote. There are no cumulative voting rights.

Liquidation

If we liquidate or dissolve, common stockholders will share equally in any assets remaining after full payment of liabilities to our creditors and the liquidation value per share plus accrued dividends due to holders of any outstanding shares of our preferred stock.

General

Holders of our common stock do not have any preemptive or special rights to purchase any shares of common stock we may issue at a later date. In addition, as holders of common stock, you have no redemption, conversion or sinking fund rights. When issued to you, the common stock will be legally issued, fully paid and nonassessable.

Description of Preferred Stock

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our charter that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our charter. See “WHERE YOU CAN FIND MORE INFORMATION.”

The description of most of the financial and other specific terms of each series will be in the prospectus supplement in connection with the offering of that series. Those terms may vary from the terms described herein.

As you read this section, please remember that the specific terms of each series of preferred stock as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to every series of preferred stock.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under articles supplementary filed as part of our charter. Reference to the applicable prospectus supplement means the prospectus supplement describing the specific terms of that offering of preferred stock you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of shares;

•	the designation;

•	the voting powers;

•	votes per share (which cannot be greater than one vote per share);

•	liquidation preferences;

•	relative participating, optional or other rights;

•	conversion or exchange rights;

•	redemption rights;

•	put and sinking fund provisions;

•	dividend rights;

•	the terms or conditions of redemption; and

•	any other applicable terms.

In some cases, the issuance of preferred stock could delay a change in control of Constellation Energy and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

When we issue and receive payment for the preferred stock, the shares will be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will rank on a parity in all respects with any outstanding shares of our preferred stock and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

The applicable prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other securities of Constellation Energy or BGE, or debt or equity securities of third parties.

Maryland General Corporation Law and the Charter and Bylaws

Constellation Energy and BGE are Maryland corporations. Provisions of Maryland’s General Corporation Law (“Maryland Law”), in addition to provisions of our charter and bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our stock.

We have summarized the key provisions of Maryland Law and our charter and bylaws below. Because it is a summary, it does not contain all of the information that may be important to you. You should read our charter and bylaws (see “WHERE YOU CAN FIND MORE INFORMATION”), and the relevant sections of Maryland Law to get a complete understanding of your rights. This summary is subject to, and qualified in its entirety by, reference to all the provisions of our charter, bylaws and Maryland Law.

Business Combination Statute. Subject to certain exceptions, Maryland Law prohibits certain business combinations between a corporation and an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements. The statute requires a business combination which is not excepted and which takes place after the five-year moratorium to be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding shares of voting stock of the corporation, voting together as a group; and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than the interested stockholder who is a party to the combination, voting together as a group. An interested stockholder is defined as a beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting stock of the corporation. However, a person is not an interested stockholder if, prior to the most recent time at which such person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person’s becoming an interested stockholder (which approval may be made subject to compliance at or after the time of approval, with any terms and conditions determined by the board, e.g., a standstill requirement). Maryland Law allows companies to opt out of this provision. We have not opted out.

Control Share Statute. Maryland Law provides, with certain exceptions, that control shares (generally, shares with more than one-tenth, one-third and a majority of the power to vote generally in the election of directors) of a corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter, excluding interested shares. If the stockholders do not accord voting rights to the control shares, the corporation may redeem the control shares under certain circumstances. Unless the charter or bylaws provide otherwise, if voting rights are approved, and as a result the interested stockholder becomes entitled to exercise a majority or more of the voting power of all shares of the corporation, non-interested stockholders will have dissenters’ rights. Maryland Law allows companies to opt out of this provision. Constellation Energy has opted out, but can opt back in at its option.

Corporate Governance. Shareholders of Constellation Energy may remove directors only for cause upon the affirmative vote of the holders of at least a majority of the combined voting powers of the classes of capital stock entitled to vote in the election of directors. The number of directors may be fixed only by vote of the board of directors and vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office. Directors have staggered terms of office and each director is elected for a three-year term. Shareholder proposals and nominations are subject to specified restrictions and procedures contained in our bylaws. The effect of these provisions could be to delay the shareholders’ ability to elect a majority of new directors.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, preferred stock, common stock or any combination of these securities and these warrants may be issued by us independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be identified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series for which it is appointed and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants of that series.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by, reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. The exercise price for the warrants will be subject to adjustment in accordance with the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock or preferred stock, as applicable, at a future date or dates. The price per share of common stock or preferred stock, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to in this prospectus as units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•

whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the relevant unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by us or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered hereby.

If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the securities shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•

the purchase by an institution of the securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such jurisdiction is subject; and

•

if the securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing security holders, create and issue further securities having the same terms and conditions as the securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF THE SECURITIES

Unless otherwise noted in the applicable prospectus supplement, one of our lawyers will issue an opinion regarding the validity of the securities offered pursuant to this prospectus. Our lawyer may rely as to matters of New York law on the opinion of Kirkland & Ellis LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2005 and the financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Baltimore Gas and Electric Company for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Constellation Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. BGE files annual, quarterly and current reports, and other information with the SEC. You may read and copy any document filed by BGE or Constellation Energy at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including Constellation Energy and BGE) that file documents with the SEC electronically. Constellation Energy’s and BGE’s SEC filings may also be obtained from our web site at http://www.constellation.com.

The addresses for both the SEC’s and Constellation Energy’s web site are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from now until the time the registration becomes effective and thereafter until we sell all the securities.

Constellation Energy

•	Annual Report on Form 10-K for the year ended December 31, 2005, as amended by Form 10-K/A filed on May 1, 2006.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

•	Current Reports on Form 8-K filed on January 27, 2006, February 9, 2006, February 28, 2006, May 31, 2006, June 6, 2006, June 16, 2006 and June 23, 2006.

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Description of the Common Stock under the caption “Proposal No. 1, Approval of the Share Exchange and Formation of the Holding Company—Constellation Energy Capital Stock” in the Proxy Statement and Prospectus contained in Amendment No. 1 to Constellation Energy’s Registration Statement on Form S-4 (Reg. No. 33-64799), including any amendments or reports filed with the SEC for the purpose of updating this description.

BGE

•	Annual Report on Form 10-K for the year ended December 31, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

•	Current Report on Form 8-K filed on January 27, 2006.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Constellation Energy Group, Inc.

750 East Pratt Street

Baltimore, Maryland 21202

410-783-3647

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Constellation Energy Group, Inc.

Unsecured Debt Securities, Common Stock,

Preferred Stock, Warrants, Stock Purchase Contracts and Units

Baltimore Gas and Electric Company

Unsecured Debt Securities and Preferred Stock

PROSPECTUS

Dated July 24, 2006